Exhibit 10.1

PURCHASE AGREEMENT

by and among

Carparts.com, Inc.,

International Auto Parts (Cayman) Limited,

Axislink Holding B.V.,

and

Lovely Peach Limited

Dated as of September 8, 2025

i

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of September 8, 2025, is by and among Carparts.com, Inc., a Delaware corporation (the “Company”), International Auto Parts (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands ( “International Auto Parts”), Axislink Holding B.V., a private limited company incorporated under the laws of the Netherlands, ( “Axislink”), and Lovely Peach Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Lovely Peach”, and together with International Auto Parts and Axislink, collectively, the “Purchasers” or the “Purchaser Group”, and each a “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

WHEREAS, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, (i) 10,319,727 shares of Common Stock, par value $0.001 per share, of the Company in the aggregate (the “Company Common Stock” and such shares to be purchased, the “Shares”); and (ii) certain Convertible Notes in an aggregate principal amount of $25,000,000 in the form attached as Exhibit B (the “Notes”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and the Purchasers desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that with respect to each Purchaser, the Company and the Company’s Subsidiaries will not be considered Affiliates of such Purchaser or any of its Affiliates.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that with respect to each Purchaser, the Company and the Company’s Subsidiaries will not be considered Associates of such Purchaser or any of its Affiliates.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply such that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes of this Agreement, each applicable Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Company Common Stock issuable upon conversion of the Notes directly or indirectly held by such Purchaser (or such other person), irrespective of any non-conversion period specified in the Notes or this Agreement or any restrictions on transfer or voting contained in this Agreement.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York or the PRC are authorized or obligated by Law or executive order to remain closed.

“CFIUS” shall mean the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity.

“CFIUS Approval” shall mean that any of the following shall have occurred: (i) the Company and the applicable Purchasers shall have received written notice from CFIUS that CFIUS has concluded that the applicable Potential Covered Transaction is not a “covered transaction” as that term is defined in the DPA, CFIUS has concluded all action under the DPA with respect to the applicable Potential Covered Transaction, or CFIUS informs the Company and the applicable Purchasers that it is not able to complete action under the DPA with respect to the applicable Potential Covered Transaction on the basis of a declaration but CFIUS has not requested that the Company and such Purchasers submit a CFIUS notice and has not initiated a unilateral CFIUS review; or (ii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the applicable Potential Covered Transaction shall have expired without any such action being threatened, announced or taken or the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the applicable Potential Covered Transaction.

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company; (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (in each case excluding any Purchaser or any group that includes any Purchaser or any of its Affiliates), directly or indirectly, obtains Beneficial Ownership of more than 50% of the outstanding Company Common Stock; or (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company Common Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Commercial Partnership Agreements” shall mean (i) the Commercial Partnership Agreement, dated as of the Closing Date (as amended, modified or supplemented from time to time), between the Company and Premium Parts Wholesale Ltd. and (ii) the Framework Commercial Partnership Agreement, dated as of the Closing Date (as amended, modified or supplemented from time to time), between the Company and Axislink.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Preferred Stock” shall have the meaning set forth in Section 3.01(b).

“Company Relevant Persons” shall have the meaning set forth in Section 3.01(j)(ii).

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Employee Benefit Plan” means any plan, program, policy, contract or other arrangement providing for severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, fringe benefits, perquisites, superannuation funds retirement benefits, pension schemes or other employee benefits, that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or would reasonably expect to have any liability or obligation.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall have the meaning set forth in Section 4.04(a)(v).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government, court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether federal, national, state, provincial or local, whether domestic, foreign or supranational, and any applicable industry self-regulatory organization.

“Initial Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the earlier of (i) six months from the Closing Date or (ii) the consummation of any Change in Control.

“Intellectual Property Rights” means the following intellectual property rights: (i) patents and applications therefor; (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship; (iii) (A) trademarks, trade names, logos, service marks, trade dress and internet domain names, and (B) registrations and applications therefor and corresponding rights in indicia of origin; (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how; and (v) any similar or equivalent rights to any of the foregoing (as applicable).

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of the Closing Date (as amended, modified or supplemented from time to time), by and among the Company and the Purchasers, in the form attached as Exhibit C.

“Labor Agreements” shall have the meaning set forth in Section 3.01(q)(i).

“Labor Entities” shall have the meaning set forth in Section 3.01(q)(i).

“Law” means any legislation, statute, constitution, law (including common law), ordinance, order, rule, regulation, code, directive, determination or stock exchange listing requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Entity.

“Leases” shall mean all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”), other than any such lease, sublease, license or other agreement that is a Material Contract.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, complaint, subpoena, audit, arbitration, mediation, inquiry or other similar legal action or proceeding brought by or pending before any Governmental Entity, arbitrator, mediator or other tribunal with binding authority on the applicable Person.

“Material Adverse Effect” shall mean any change, event, condition, development, fact, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions or the performance by the Company of its obligations under this Agreement. None of the following, and no Effects arising out of, relating to or resulting from the following or the escalation or worsening of the following (in each case, by themselves or when aggregated), will, in and of itself, be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)          general economic conditions anywhere in the world;

(ii)        any conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets anywhere in the world, including (a) changes in interest rates or credit ratings; (b) changes in exchange rates, or (c) any market-wide suspension of trading in securities (whether equity, debt, derivative or hybrid securities) affecting most stocks listed on any securities exchange or over-the-counter market;

(iii)      any conditions in the industries in which the Company or its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company or its Subsidiaries conduct business, or changes in such conditions;

(iv)        any regulatory, legislative or political conditions anywhere in the world;

(v)        any geopolitical conditions, outbreak of hostilities, armed conflicts, civil unrest, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) anywhere in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war;

(vi)        any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents or other force majeure events anywhere in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Entities);

(vii)    any pandemics, epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Entity);

(viii)      inflation or any changes in the rate of increase or decrease of inflation;

(ix)        any tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions anywhere in the world;

(x)         any data breach, cyber-intrusion, cyberattack, cybercrime or cyberterrorism;

(xi)        the announcement of or the consummation of the Transactions;

(xii)      any changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing) and responses thereto, including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof);

(xiii)     any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xiv)    any failure, in and of itself, by the Company and its Subsidiaries to meet (a) any public estimates or expectations of revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (a) or (b) may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xv)     any Legal Proceeding threatened, made or brought against the Company, any of its stockholders, executive officers or other employees or any member of the Board of Directors (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Transactions;

(xvi)     the identity of, or any facts or circumstances relating to, the Purchasers, any of their Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing;

except, in each case with respect to subclauses (i), (iii), (iv) or (v) of this definition, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the similarly situated companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case the incremental disproportionate adverse effect of such Effect may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” means any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Non-Public Information” shall have the meaning set forth in Section 3.02(c)(i).

“Notes” shall have the meaning set forth in the preamble hereto.

“Note Purchase Price” shall have the meaning set forth in Section 2.01.

“Permitted Lien” means (i) liens for Taxes not yet delinquent or the validity of which are being contested in good faith, (ii) liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such liens and (y) were not incurred in connection with the borrowing of money, and (iii) any liens pursuant to the Company’s credit facility.

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Potential Covered Transaction” shall have the meaning set forth in Section 4.02(b).

“PRC” means the People’s Republic of China (which, solely for the purpose of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

“Prohibited Transfers” shall have the meaning set forth in Section 4.03(a).

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Affiliates” shall have the meaning set forth in Section 4.04(a).

“Required Permits” shall have the meaning set forth in Section 3.01(r).

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under applicable Trade Controls (including Cuba, Iran, North Korea, Syria and prohibited regions of Ukraine including Crimea, Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR)).

“Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under Trade Controls including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, as defined in the applicable regulations, by a Person or Persons described in clause (i); or (iii) any individual or entity organized, resident or located in a Sanctioned Country.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the preamble hereto.

“Shares Purchase Price” shall have the meaning set forth in Section 2.01.

“Specified Persons” shall have the meaning set forth in Section 5.12.

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) the effective date of a Change in Control.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, premiums, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, license, stamp, social security, medicare, customs, tariffs, imposts, levies, duties, fees (if in the nature of tax), intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto, however denominated, whether disputed or not and whether or not requiring the filing of a Tax Return.

“Tax Return” shall mean a report, return, declaration, statement, form or other document (including any attachments thereto or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than the Purchasers or any of their Affiliates.

“Total Lock-Up Period” shall mean (a) with respect to International Auto Parts, Axislink, and any permitted transferee of Shares and/or the Notes acquired by International Auto Parts or Axislink at the Closing, the period commencing on the Closing Date and ending on the earlier of (i) the first anniversary of the Closing Date or (ii) the consummation of any Change in Control; and (b) with respect to Lovely Peach and its Affiliates, solely with respect to Shares and/or the Notes acquired by Lovely Peach at the Closing, the period commencing on the Closing Date and ending on the earlier of (i) six months from the Closing Date or (ii) the consummation of any Change in Control.

“Total Purchase Price” shall have the meaning set forth in Section 2.01.

“Trade Controls” shall have the meaning set forth in Section 3.01(j)(ii).

“Transaction Agreements” means, collectively, this Agreement, the Notes, the Investor Rights Agreement and the Commercial Partnership Agreements.

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Voting Stock” shall mean securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

Section 1.02      General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Unless otherwise specified, date or time of day in this Agreement are references to the date or time in the City of New York, New York, and when a point in time occurs and when a period of time begins and ends will be determined with reference to the date and time in the City of New York, New York.

ARTICLE II.

SALE AND PURCHASE OF THE SHARES AND NOTES

Section 2.01         Sale and Purchase of the Shares and the Notes. Subject to the terms and conditions of this Agreement, at the Closing, the Company is issuing and selling to each Purchaser, and each Purchaser is purchasing and acquiring from the Company, such number of Shares set forth opposite each applicable Purchaser’s name under the heading “Number of Shares” on Exhibit A, for a purchase price of U.S.$1.04 per share in cash and a total purchase price set forth opposite such Purchaser’s name under the heading “Share Purchase Price” on Exhibit A (with respect to each applicable Purchaser, such Purchaser’s (“Shares Purchase Price”), and (ii) certain Notes, with the purchase price and principal amount for each Note as set forth opposite the applicable Purchaser’s name under the heading “Note Purchase Price” on Exhibit A (with respect to each applicable Purchaser, such Purchaser’s the “Note Purchase Price” and, together with the Shares Purchase Price, such Purchaser’s “Total Purchase Price”).

Section 2.02         Closing. The closing (the “Closing”) of the purchase and sale of the Shares and the Notes will take place remotely via the electronic exchange of documents on the date that is two (2) Business Days after the date hereof or such later date as may be agreed in writing by the Parties (such date is sometimes referred to herein as the “Closing Date”).

Section 2.03        Closing Deliverables. To effect the purchase and sale of the Shares and the Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)          The Company shall:

(i)        deliver to each Purchaser duly executed counterparts to each Transaction Agreement to which the Company is a party;

(ii)       issue to each applicable Purchaser the respective number of Shares being purchased by such Purchaser, registered in the name of such Purchaser, against payment in full by or on behalf of such Purchaser of the applicable Shares Purchase Price (for the avoidance of doubt, the Shares may be issued in book entry form on the books and records of the Company by the Company’s transfer agent);

(iii)      issue and deliver to each applicable Purchaser the Note being purchased by such Purchaser, registered in the name of such Purchaser, against payment in full by or on behalf of such Purchaser of the applicable Note Purchase Price; and

(iv)       deliver to each Purchaser a copy of the resolutions adopted by the Board of Directors in respect of the execution, delivery and performance by the Company of this Agreement, the other Transaction Agreements and the Transactions (including but not limited to, approval of the issuance of the Notes and the future conversion of the Notes into Company Common Stock pursuant to the terms and conditions of the Notes).

(b)         Each Purchaser shall:

(i)        deliver to the Company duly executed counterparts to each Transaction Agreement to which such Purchaser is a party;

(ii)        cause a wire transfer to be made in immediately available U.S. funds to an account of the Company, designated in writing by the Company to such Purchaser, in an amount equal to such Purchaser’s respective Total Purchase Price;

(iii)        deliver to the Company a duly completed and executed applicable IRS Form W-8;

(iv)       deliver to the Company a copy of such Purchaser’s corporate approvals in respect of the execution, delivery and performance by such Purchaser of this Agreement, the other Transaction Agreements and the Transactions; and

(v)       deliver to the Company duly executed counterparts to the subordination agreement with JPM in respect of the Company’s credit facility.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.01          Representations and Warranties of the Company. Except as disclosed in the Company Reports filed with or furnished to the SEC, the Company represents and warrants to each Purchaser, as of the date of this Agreement, as follows:

(a)         Existence and Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification. The Company is not in violation of its charter or bylaws.

(b)         Capitalization.

(i)        The authorized share capital of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of September 4, 2025, there were (i) 59,048,929 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding, (ii) options to purchase an aggregate of 1,679,381 shares of Company Common Stock issued and outstanding and (iii) 5,168,847 shares of Company Common Stock underlying the Company’s restricted stock unit and restricted stock awards. All outstanding shares of Company Common Stock are (x) duly authorized, validly issued, fully paid and nonassessable, (y) are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and (z) were issued in material compliance with applicable U.S. and other applicable securities Laws. Except as set forth above, the Company has not issued any securities the holders of which have the right to vote with the stockholders of Company on any matter.

(ii)       Except as provided in this Agreement, the Notes, as set forth in or contemplated by this Section 3.01(b) or for agreements or commitments by the Company to grant equity awards to employees and new hires in the ordinary course of business, there are no (a) outstanding shares of capital stock of, or other equity or voting interest in, the Company, (b) outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (c) existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and (d) current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

(c)       Authorization. The Company has the requisite corporate power and authority to (i) execute and deliver the Transaction Agreements, (ii) perform its obligations under the Transaction Agreements and (iii) consummate the transactions contemplated therein (collectively, the “Transactions”). The execution and delivery of the Transaction Agreements and the consummation of the Transactions have been duly authorized by the Board of Directors, subject to obtaining the Shareholder Approval (as defined in the Notes), and all other necessary corporate action on the part of the Company. Assuming that this Agreement constitutes the valid and binding obligation of each Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(d)        Valid Issuance. The Shares and the Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. When issued and sold against receipt of the consideration therefor, the Notes will be a valid and legally binding obligation of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Company has available for issuance the maximum number of shares of Company Common Stock initially issuable upon conversion of the Notes if such conversion were to occur immediately following Closing (assuming fully physical share settlement). The Company Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes has been duly authorized the Board of Directors and, subject to obtaining the Shareholder Approval (as defined in the Notes), all other necessary corporate action on the part of the Company, and when issued upon conversion of the Notes, all such Company Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

(e)          Subsidiaries.

(i)        Each Subsidiary of the Company (i) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the Laws of its jurisdiction of organization and (ii) has the requisite corporate or entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions. Each Subsidiary of the Company is duly qualified to do business and in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions, no Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents.

(ii)       All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and non-assessable (to the extent that such concepts are applicable to the equity or voting interests of such Subsidiary); and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens and any other restriction (other than Permitted Liens). Other than the Subsidiaries, the Company and its Subsidiaries do not own any equity interest in any other Person (other than equity in publicly traded entities held for cash management purposes).

(f)         Non-Contravention; No Consents. The execution and delivery of the Transaction Agreements, the issuance of the Shares and the Notes, and the issuance of the Company Common Stock upon conversion of the Notes in accordance with its terms does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon the Company or any of its Subsidiaries, or (iii) any permit, license, judgment, order, decree, ruling or injunction applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii), (x) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions, or (y)  except as provided by the Amended and Restated Credit Agreement, dated as of June 17, 2022, by and among the Company and the other parties thereto (as amended, modified, restated or refinanced from time to time, and including any agreements, instruments, certificates or other documents entered into by the Company or the Purchasers in connection therewith). Assuming the accuracy of the representations of the Purchasers set forth herein, other than (A) any consent, approval, order, authorization, registration, declaration or filing primarily resulting from the identity of, or any facts or circumstances relating to, the Purchasers, (B) any required filings pursuant to the Exchange Act or the rules of the SEC or the Nasdaq or (C) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements, the issuance of the Shares and the Notes, and the issuance of the Company Common Stock upon conversion of the Notes in accordance with its terms, except, in each case, for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions.

(g)          Reports; Financial Statements.

(i)        The Company has filed or furnished, as applicable (A) its annual report on Form 10-K for the fiscal year ended December 31, 2024, (B) its proxy statement relating to the annual meeting of the stockholders of the Company held in 2025 and (C) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2024 through the date of this Agreement (collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

(ii)       The consolidated balance sheet, and the related consolidated statement of income, changes in stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act: (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto and (D) otherwise comply with the requirements of the SEC.

(iii)      The Company has established and maintains a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Board of Directors; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since January 2020, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(h)        Absence of Certain Changes. Since December 31, 2024, until the date of this Agreement, no events, changes or developments have occurred that have had or would reasonably be expected to have a Material Adverse Effect.

(i)          No Undisclosed Liabilities, etc. There are no liabilities of the Company or any of its Subsidiaries of any kind that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities disclosed, reflected or reserved against in the financial statements and the notes thereto contained in the Company Reports, (ii) liabilities incurred since December 31, 2024 in the ordinary course of business and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)          Compliance with Applicable Law.

(i)         General Compliance. Each of the Company and its Subsidiaries is complying in all material respects with, and is not in default or violation in any material respect of, any Law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority applicable to the Company or such Subsidiary or to the conduct of the business operations of the Company and its Subsidiaries.

(ii)        Export Controls. Except as would not reasonably be expected to be material to the Company, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf and at the direction of the Company or any of its Subsidiaries (“Company Relevant Persons”), is currently, or has been in the five years prior to the date of this Agreement: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of applicable United States or non-U.S. Laws relating to export, reexport, transfer and import controls, trade or economic sanctions, or U.S. anti-boycott Laws (collectively, “Trade Controls”), or (iv) otherwise in material violation of applicable Trade Controls.

(iii)       Anti-Bribery and Trade Controls Compliance. Neither the Company nor any of its Subsidiaries has, within the five years preceding the date of this Agreement, received from any Governmental Entity or other Person any notice, inquiry or allegation, or made any disclosure to a Governmental Entity, in each case, related to a material violation of Trade Controls.

(k)         Legal Proceedings; Order.

(i)          Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened (in writing), legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries that have had or would reasonably be expected to have a Material Adverse Effect.

(ii)       Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect To the knowledge of the Company, there is no investigation or review pending or threatened in writing by any Governmental Entity with respect to a material violation of Law by the Company or any of its Subsidiaries.

(l)          No Registration. Assuming the accuracy of the representations and warranties set forth in Section 3.02, as of the Closing, it is not necessary in connection with the issuance of the Shares and the issuance and sale of the Notes (and the shares of Company Common Stock issuable to the Purchasers upon the conversion of the Notes) to register the Shares or the Notes (and the shares of Company Common Stock issuable upon the conversion of the Notes) under the Securities Act or to qualify or register them under applicable U.S. state securities Laws. None of the Company, its Subsidiaries or their respective Affiliates or any Person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 902 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Shares or the Notes.

(m)       Investment Company Act. The Company is not, and immediately after receipt of the Total Purchase Price will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)        Material Contracts. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, except for such failures to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, is in breach of or default pursuant to any Material Contract, and no event has occurred that would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received written notice from any counterparty to any Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Material Contract.

(o)         Ownership of Assets.

(i)          Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(ii)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries is in breach of or default pursuant to any Lease, nor does there exist a fact or circumstance that, with the passing of time or the giving of notice, would become a breach or default pursuant to any Lease or permit the termination, modification or acceleration of rent under such Lease; (iii) each Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions; (iv) neither the Company nor its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any portion of such Leased Real Property; and (v) except pursuant to Permitted Liens, the Company has not collaterally assigned or granted any other security interest in any such Lease or any interest therein.

(p)        Intellectual Property. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property Rights used in business of the Company or its Subsidiaries as currently being conducted are either (A) owned by the Company or one (1) or more of its Subsidiaries or (B) is used by the Company or one (1) or more of its Subsidiaries pursuant to a valid license. To the knowledge of the Company, there are no material infringements or other material violations of any Intellectual Property Rights owned by the Company or any of its Subsidiaries by any Third Party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken all reasonable actions to maintain and protect each item of Intellectual Property Rights. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person in material respects, and there is no Legal Proceeding pending or, to the knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property Rights which, in each case, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(q)         Employment Matters.

(i)         Union Activities. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract or trade union agreement (collectively, “Labor Agreements”). To the knowledge of the Company, there are no activities or proceedings of any labor or trade union (collectively, “Labor Entities”) to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole.

(ii)        Employment Law Compliance. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws and orders with respect to labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or, to the knowledge of the Company, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company or any of its Subsidiaries that could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or any of its Subsidiaries.

(iii)       Employee Benefit Plan. Each Employee Benefit Plan is in compliance with its terms and the requirements of all applicable Laws in all material respects. All employer and employee contributions to each Employee Benefit Plan required by the terms of such Employee Benefit Plan or by the applicable Laws have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Employee Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.

(r)          Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) the Company and its Subsidiaries hold, to the extent legally required, all permits, authorizations, licenses, variances, clearances, consents, commissions, franchises, exemptions and approvals from Governmental Entities that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Required Permits”), (b) the Company and its Subsidiaries are in compliance with the terms of the Required Permits and (c) no suspension or cancellation of any of the Required Permits is pending or, to the knowledge of the Company, threatened.

(s)         Insurance. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect in all material respects, and neither the Company nor any of its Subsidiaries has received any notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

(t)       Related Party Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, to the knowledge of the Company, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been so disclosed.

(u)        Taxes and Tax Returns. Except as has not had and would not, individually or in the aggregate, have a Material Adverse Effect:

(i)       the Company and each of its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes that are required to be paid by it, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP;

(ii)       there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Subsidiaries for which reserves that are adequate under GAAP have not been established; and

(iii)       no audits or other examinations or other proceedings with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress, have been asserted or proposed in writing, or, to the knowledge of the Company, threatened, and have not been resolved.

(v)         Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

(w)         No Additional Representations.

(i)           The Company acknowledges that the Purchasers do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.02, each Purchaser makes no representation or warranty with respect to: (A) any matters relating to such Purchaser, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to Company (or any of its Affiliates, officers, directors, employees or other representatives of any of the foregoing) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of such Purchaser and its Purchaser Affiliates or (C) the future business and operations of such Purchaser and its Purchaser Affiliates. The Company has not relied on or been induced by any information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02, except that nothing herein shall limit or affect Company’s rights or remedies in respect of any claim for fraud.

(ii)        The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02, (A) no person has been authorized by any Purchaser or any Purchaser Affiliate to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by any Purchaser or any Purchaser Affiliate, and (B) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or its representatives are not and shall not be deemed to be or include representations or warranties of any Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02.

Section 3.02         Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Company, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as follows:

(a)         Organization; Ownership. Each Purchaser is a Person, duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation as set forth on Exhibit A and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)         Authorization; Sufficient Funds; No Conflicts.

(i)         Each Purchaser has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by such Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on behalf of such Purchaser. No other proceedings on the part of such Purchaser are necessary to authorize the execution and delivery by such Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by such Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)      Such Purchaser has cash in immediately available funds or uncalled and unrestricted capital commitments in excess of the Total Purchase Price.

(iii)     The execution, delivery and performance of this Agreement by such Purchaser, the consummation by such Purchaser of the Transactions and the compliance by such Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of such Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon such Purchaser or its Affiliates or (C) any permit, license, judgment, order, decree, ruling or injunction applicable to such Purchaser or its Affiliates, other than in the cases of clauses (B) and (C) as would not, individually or in the aggregate, reasonably be expected to be material to such Purchaser or its Affiliates, or prevent, materially delay or materially impair the consummation of the Transactions. Except as otherwise provided in Section 4.02(b), no consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of such Purchaser in connection with the execution and delivery by such Purchaser of this Agreement and the consummation by such Purchaser of the Transactions, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to be material to such Purchaser or its Affiliates, or prevent, materially delay or materially impair the consummation of the Transactions.

(c)          Securities Act Representations.

(i)         Such Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Shares and the Notes is being made in reliance on a private placement exemption from registration under the Securities Act. Such Purchaser is acquiring the Shares and the Notes (as applicable) (and any shares of Company Common Stock issuable upon conversion of the Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling the Shares or the Notes (or any shares of Company Common Stock issuable upon conversion of the Notes) in violation of the Securities Act. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and the Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) and is capable of bearing the economic risks of such investment. Such Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Such Purchaser understands and acknowledges that (A) the Company is in possession of material non-public information regarding the Company (collectively, the “Non-Public Information”) that may be material to a reasonable investor, such as such Purchaser, when making investment decisions, including the decision to enter into this Agreement; and (B) such Purchaser’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the Company is in possession of the Non-Public Information. The Company represents and warrants that, as of the date of this Agreement, no Non-Public Information has been withheld from the Purchasers that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to the Company’s representation and warranty in the immediately preceding sentence, each Purchaser waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of Non-Public Information. Notwithstanding the foregoing, nothing herein shall limit or affect each Purchaser’s rights or remedies in respect of any claim for common law, intentional fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties set forth in Section 3.01.

(ii)       Such Purchaser has no current intent or purpose to take any action that would be a violation of this Agreement.

(iii)      None of such Purchaser or any of its Affiliates is acting in concert, and none of such Purchaser or any of its Affiliates has any agreement or understanding, with any Person that is not a Purchaser Affiliate, and none of such Purchaser or any of its Affiliates is otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), except with such Purchaser’s Purchaser Affiliates, with respect to the Company or its securities.

(d)        Brokers and Finders. Such Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(e)        Ownership of Shares. None of such Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the Transactions).

(f)          No Additional Representations.

(i)        Such Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and Section 3.02(c)(i), and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01, the Company makes no representation or warranty with respect to: (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to any Purchaser (or any of their respective Purchaser Affiliates or any officers, directors, employees or other representatives of the foregoing) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries. Such Purchaser has not relied on or been induced by any information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and Section 3.02(c)(i), except that nothing herein shall limit or affect such Purchaser’s rights or remedies in respect of any claim for common law, intentional fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties set forth in Section 3.01.

(ii)       Such Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes. Such Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 (A), no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by such Purchaser as having been authorized by the Company, and (B) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any Purchaser (or any of their respective Purchaser Affiliates or any officers, directors, employees or other representatives of the foregoing) shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01.

ARTICLE IV.

ADDITIONAL AGREEMENTS

Section 4.01          Taking of Necessary Action. Each party agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the sale and purchase of the Shares and the Notes at the Closing in accordance with the terms and conditions hereof and compliance with applicable Law.

Section 4.02          Regulatory Matters.

(a)        Each of the Purchasers shall, and shall cause their respective Affiliates to, use reasonable best efforts to take any and all actions that are necessary to obtain all consents, approvals and waivers from any Governmental Entity required in connection with any regulatory filings, approvals, consents or reviews required in connection with the Transactions and the issuance of Company Common Stock upon conversion of the Notes, including by (i) taking any and all actions required by any such Governmental Entity in connection with such filings, consents, approvals, waivers and reviews, (ii) responding to inquiries by any such Governmental Entity, and (iii) submitting additional information requested or required by any such Governmental Entity, in each case, to the extent necessary to obtain any such consents, approvals or waivers. The Company and the Purchasers shall cooperate with each other in good faith and reasonably consult with each other in connection with any such regulatory filings, notifications, or submissions required in connection with the Transactions and the issuance of Company Common Stock upon conversion of the Notes. In connection therewith, each of the Company and the Purchasers agree to (A) give each other reasonable advance notice of all meetings with any Governmental Entity involving such party or its Affiliates, (B) give each other an opportunity to participate in each of such meetings, and (C) keep each other apprised with respect to any communications with any Governmental Entity. Each party shall provide the other with a reasonable opportunity to review and comment on any material written or oral communications with any Governmental Entity in connection therewith and shall consider such comments in good faith. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as agreed by the parties. Notwithstanding anything to the contrary in this Agreement, nothing shall require the Company or any of its Affiliates to agree to any conditions, restrictions, undertakings or remedial measures, or take any other action, with respect to its business or operations requested or required by any Governmental Entity in connection with any filings, consents, approvals, waivers and reviews with respect to the Transactions and the issuance of Company Common Stock upon conversion of the Notes, and nothing shall require any Purchaser or any of its Affiliates to agree to any conditions, restrictions, undertakings or remedial measures, or take any other action, that would reasonably be expected to materially and adversely affect such Purchaser or any of its Affiliates.

(b)        If and only if CFIUS requests in writing or requires information or a filing with respect to the Transactions, the Notes, the issuance of Company Common Stock upon conversion of the Notes or any other prior or contemplated investment or other transaction between the Purchasers and the Company (collectively, the “Potential Covered Transaction”), the Company and the applicable Purchasers shall, and shall cause their respective Affiliates to, make such filings or submissions to CFIUS as may be required, cooperate with respect thereto and use reasonable best efforts to obtain CFIUS Approval with respect to such Potential Covered Transaction, in each case in accordance with Section 4.02(a). For the avoidance of doubt, no party shall be obligated to initiate or make a joint voluntary notice or declaration with CFIUS unless CFIUS formally requests or requires such a filing.

(c)        If CFIUS or another Governmental Entity requires any Purchaser to divest the Shares, the Notes, the shares of Company Common Stock issuable upon conversion of the Notes or any other investment in connection with a Potential Covered Transaction, as applicable (the “Required Divestiture”), the applicable parties shall cooperate in good faith on the timeline mandated by the applicable Governmental Entity to effectuate the Required Divestiture to the Company (on terms mutually agreed by the Company and the applicable Purchaser). Should the Company decline to acquire some or all of the securities to be divested as part of the Required Divestiture, then the Company and the applicable Purchasers will cooperate to find a mutually agreeable Third Party to effectuate such Required Divestiture. Should the Company and the applicable Purchasers not identify a mutually agreeable Third Party to effectuate such Required Divestiture, then the Company and the applicable Purchasers will cooperate in good faith to enable such Purchasers to sell the securities to be divested as part of the Required Divestiture in an appropriate public offering reasonably acceptable to both the applicable Purchasers and the Company.

Section 4.03          Lock-Up; Non-Conversion.

(a)       Each Purchaser shall not, without the Company’s prior written consent, directly or indirectly, during the Total Lock-Up Period, (i) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of (any of the foregoing, a “transfer”), any of the Shares, the Notes or any shares of Company Common Stock issuable or issued upon conversion of the Notes, as applicable (any of the foregoing, the “Covered Securities”), except for (A) transfers to one or more Affiliates of such Purchaser, in each case, who agree with the Company in writing to be bound by the terms of this Agreement; (B) transfers in connection with a Required Divestiture (and, in each case, otherwise in compliance with the terms of this Agreement); or (C) transfers to other Purchasers, or their respective Affiliates who, in each case, agree with the Company in writing to be bound by the terms of this Agreement; or (ii) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Covered Securities, except, in each case, for customary margin loan arrangements with bona fide financial institutions that do not result in a disposition of legal or beneficial ownership (such actions in clauses (i) and (ii), “Prohibited Transfers”), provided that International Auto Parts, Axislink and any of their permitted transferees, may, during the period beginning on the first calendar day following the end of the Initial Lock-Up Period and until the last calendar day of the Total Lock-Up Period transfer up to fifty percent (50%), in the aggregate, of the Shares or the Notes (as applicable) that such Purchaser acquires at the Closing. The transfer restrictions set forth in this Section 4.03(a) shall cease to apply commencing on the first calendar day following the end of the Total Lock-Up Period. For the avoidance of doubt, solely with respect to Shares and/or the Notes that Lovely Peach acquires at the Closing, the transfer restrictions applicable to Lovely Peach and its Affiliates set forth in this Section 4.03(a) shall cease to apply to such Shares or Notes commencing on the first calendar day following the earlier of (i) six months from the Closing Date or (ii) the consummation of any Change in Control.

(b)        Prior to any transfer of any Covered Securities (except for any transfer by a Purchaser to one or more of its Affiliates, any other Purchasers or any Affiliates of such other Purchasers), whether during or following the Total Lock-Up Period, the transferring Purchaser shall promptly deliver to the Company written notice of the intended transfer of such Covered Securities (the “Disposition Notice”), including to the extent applicable, the terms and conditions of such transfer (which need not include, in the case of an underwritten public offering at then-prevailing market prices, the per share price at which the Covered Securities are proposed to be sold) and the identity of the proposed transferee; and (2) the Company shall, for a period of five (5) Business Days following receipt of the Disposition Notice (“Company Offer Period”), have the right to purchase some or all of such Covered Securities, upon substantially the same terms and conditions specified in the Disposition Notice (and, in the case of an underwritten public offering, at then-prevailing market prices), or upon such other terms and conditions agreed between the Company and such Purchaser. Company’s right to purchase such Covered Securities shall automatically expire, and such Purchaser shall be entitled to freely transfer its Covered Securities to its proposed transferee(s) upon the terms and conditions specified in the Disposition Notice (and, in the case of an underwritten public offering, at then-prevailing market prices) , subject to applicable Law, in each case, on the first calendar day following the expiration of the Company Offer Period..

(c)        Notwithstanding anything in the Notes to the contrary, until the third (3rd) anniversary of the Closing, any Purchaser acquiring Notes at the Closing and any permitted transferee of the Notes shall not, without the Company’s prior written consent, convert (or give notice of conversion of) the Notes, irrespective of whether conversion is permitted pursuant to the terms of the Notes, except (i) for conversions in connection with a Change in Control, or (ii) for conversions of all or part of the Notes to the extent necessary to comply with applicable Law, regulation or order of a Governmental Entity. For the avoidance of doubt, notwithstanding anything in the Notes to the contrary, except for the Shares, the Company shall not be obligated to issue any Company Common Stock to any Purchaser acquiring Notes at the Closing or any permitted transferee of the Notes prior to the third (3rd) anniversary of the Closing pursuant to this Agreement or the Notes, provided that the foregoing shall not restrict the Company from issuing Company Common Stock to such Purchasers or any of their permitted transferees to the extent expressly permitted under the preceding sentence.

Section 4.04          Standstill.

(a)         Each Purchaser agrees that, during the Standstill Period (unless specifically requested in writing by the Board of Directors), such Purchaser shall not, and shall cause each of their respective Affiliates and Associates (collectively and individually, the “Purchaser Affiliates”) not to, directly or indirectly, in any manner, alone or in concert with others:

(i)          make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company, for the election of individuals to the Board of Directors or to approve stockholder proposals, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board of Directors at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)       form, join, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Purchaser Affiliates with respect to any securities of the Company, except for participation in financing syndicates, co-investment arrangements or shareholder agreements approved in writing by the Board of Directors, or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except for participation in the Purchaser Group or as expressly permitted by this Agreement or with the prior written consent of the Board of Directors;

(iii)      acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company, except pursuant to this Agreement and any other transactions approved in advance in writing by the Board of Directors (for the avoidance of doubt, but subject to Section 4.03, this Section 4.04(a)(iii) (including any early or partial conversion permitted under the Notes) shall not restrict any permitted conversion of the Notes and shall not be violated by any conversion rate adjustment);

(iv)      transfer, directly or indirectly, through swap or hedging transactions or otherwise, the Notes or any shares of Company Common Stock Beneficially Owned by such Purchaser or any of its Purchaser Affiliates or any economic or voting rights decoupled from the underlying securities held by such Purchaser or any of its Purchaser Affiliates to any Third Party that, to the knowledge of such Purchaser at the time it enters into such transaction, would result in such Third Party, together with its Affiliates and Associates, having Beneficial Ownership in the aggregate of more than 4.9% of the Company Common Stock outstanding at such time; provided, that nothing in this clause (iv) shall in any way prohibit, limit or restrict any transfer in a bona fide underwritten public offering or in a broker transaction pursuant to Rule 144 (provided that, in relation to such Rule 144 offering, such Purchaser has not instructed or encouraged such broker to sell the Notes or shares of Company Common Stock to a specific Third Party or class of Third Parties that would otherwise result in a violation of this clause) or any transfer approved in writing by the Board of Directors;

(v)        effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause (v) shall not preclude the tender by such Purchaser or any of its Purchaser Affiliates of any securities of the Company into, or the vote by such Purchaser or any of its Purchaser Affiliates of any voting securities of the Company with respect to, any Extraordinary Transaction approved by the Board of Directors;

(vi)      (A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, (C) seek the removal of any member of the Board of Directors, (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise,

(i)        take any action publicly in support of or make any proposal or request that constitutes or would result in: (A) controlling or changing the Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of Directors, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ii)      make public statements that intentionally disparage or cause to be disparaged the Company or its Subsidiaries or any of its or their current or former officers, directors or employees;

(iii)      make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is materially inconsistent with the provisions of this Agreement;

(iv)      enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing; or

(v)        request, directly or indirectly, any amendment, modification or waiver of this Section 4.04 (including this clause (xi)).

(b)        The foregoing provisions of Section 4.04(a) shall not be deemed to prohibit any Purchaser or any of their respective Purchaser Affiliates or any of its or their respective directors, executive officers, partners, employees, managing members or agents (in each case acting in such capacity) from communicating privately with the Board of Directors or the Company’s officers or advisors or making confidential submissions or proposals to the Board of Directors or the Company’s officers or advisors so long as such communications, submissions or proposals are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, control (or seek to control) the Company or violate applicable Law, regulation or fiduciary duties.

(c)        Notwithstanding anything in this Section 4.04 to the contrary, if (i) the Company enters into a definitive agreement providing for a transaction that, if consummated, would result in a Change in Control and provides for all-cash consideration to the holders of shares of Company Common Stock and (ii) the Company had not, reasonably prior to entering into such definitive agreement, provided each Purchaser with written notice inviting the Purchaser Group (or any of the Purchaser Affiliates) to make one or more proposals or offers to effect a transaction that would result in Change in Control, then after the announcement of such transaction and prior to the earlier of any termination of such definitive agreement or approval by the Company’s stockholders of such definitive agreement, nothing in this Section 4.04 will prevent such Purchaser or any of its Purchaser Affiliates (A) from submitting to the Board of Directors one or more bona fide proposals or offers for an alternative transaction involving, directly or indirectly, any Purchaser or any of their Purchaser Affiliates, (B) pursuing and entering into any such alternative transaction with the Company and (C) taking reasonable actions in furtherance of the foregoing, including actions relating to obtaining equity and/or debt financing for the alternative transaction as long as (x) any proposal or offer is conditioned on the alternative transaction being approved by the Board of Directors and (y) neither the Purchasers nor any of their Purchaser Affiliates makes any public announcement or disclosure of such proposal, offer or actions other than any filings and disclosures that may be required in filings with the SEC.

Section 4.05         Use of Proceeds. The Company covenants and agrees that the net proceeds from the sale of the Shares and the Notes shall be used solely to fund the general corporate and working capital needs of the Company.

Section 4.06          Securities Laws; Restrictive Legends.

(a)        Each Purchaser acknowledges and agrees that, as of the Closing Date, the Shares, the Notes and any shares of Company Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities Laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such Laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such Laws, is available. Notwithstanding the foregoing, the Company agrees to provide customary Rule 144 and Regulation S information and cooperation to facilitate resales by each Purchaser in compliance with this Agreement. Subject to the terms of this Agreement, the Company shall register the Shares and any shares of Company Common Stock issuable upon conversion of the Notes, and provide such other information and facilitation of the resale by each Purchaser of the Shares and any shares of Company Common Stock issuable upon conversion of the Notes, in each case accordance with the terms and subject to the and conditions set forth in the Investor Rights Agreement.

(b)        Each Purchaser acknowledges and agrees that the Shares, the Notes and any shares of Company Common Stock issuable upon conversion of the Notes may bear one or more legends in substantially the following form and substance:

“THESE SECURITIES ARE BEING OFFERED TO INVESTORS WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT THAT THESE SECURITIES, AND ANY SECURITIES ISSUABLE UPON CONVERSION THEREOF, MAY BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF ONLY (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) IN COMPLIANCE WITH RULE 144 OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION, OR (iii) AS PERMITTED UNDER CERTAIN AGREEMENTS BETWEEN ISSUER AND THE HOLDER THEREOF”

In addition, the Shares may contain a legend regarding affiliate status of the Purchasers, if applicable.

Section 4.07          Voting.

(a)          During the Total Lock-up Period:

(i)        Each Purchaser shall, and shall cause any of its Affiliates that holds shares of Company Common Stock to, take all actions (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of Company Common Stock Beneficially Owned, directly or indirectly, by any of the foregoing are voted in the same relative proportions (“for,” “against,” “withheld,” “abstain” or otherwise) as the votes that are collectively cast by all other stockholders of the Company (excluding the Purchasers or any of their Affiliates).

(ii)        Each Purchaser shall, and shall (to the extent necessary to comply with this Section 4.07) cause any of its Affiliates that holds shares of Company Common Stock to, to be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Company Common Stock Beneficially Owned by any of the foregoing from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 4.07(a)(i) at such meetings (including at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such persons of any written consent in lieu of a meeting of holders of shares of Company Common Stock.

(b)        The voting restrictions under Section 4.07(a) shall cease to apply commencing on the first calendar day following the end of the Total Lock-Up Period. For the avoidance of doubt, solely with respect to Shares and/or the Notes that Lovely Peach acquires at the Closing, the voting restrictions applicable to Lovely Peach and its Affiliates set forth in Section 4.07(a) shall cease to apply to such Shares commencing on the first calendar day following the earlier of (i) six months from the Closing Date or (ii) the consummation of any Change in Control.

(c)         For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, holders of the Notes will not have any right to vote or consent at any meetings of the stockholders of the Company or action by written consent, or any right to receive any dividends or other distributions that are made or paid to the holders of the shares of Company Common Stock.

Section 4.08         Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.09        Certain Tax Matters. Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to the Shares or the Notes (or the issuance of Company Common Stock upon conversion of the Notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable Tax Law, and the Company shall use commercially reasonable efforts to provide each Purchaser with advance written notice of any such deduction or withholding and shall cooperate in good faith to reduce or eliminate such withholding to the extent permitted by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on any of the Shares or the Notes, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of such Shares or the Notes (or the issuance of Company Common Stock upon conversion of the Notes), provided that such offset is limited to amounts required to be withheld under applicable Tax Law.

ARTICLE V.

MISCELLANEOUS

Section 5.01        Survival of Representations and Warranties. Except for the representations and warranties contained in clauses (a), (b), (c) and (d) of Section 3.01 and the representations and warranties contained in clauses (a) and (b) of Section 3.02, which shall survive the Closing indefinitely, the remaining representations and warranties contained in Section 3.01 and Section 3.02, shall survive for twelve (12) months following the Closing Date and shall then expire; provided that (i) nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration, and (ii) any claims involving fraud with respect to the making of the representations and warranties set forth in this Agreement shall survive indefinitely.

Section 5.02         Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (unless “out of office” or other automated notice of non-receipt is received in reply). In each case, the intended recipient is set forth below.

(a)          If to International Auto Parts, to:

2504, 25/F Island Beverley 1-5 Great George Street
Causeway Bay
Hong Kong
Attn:	****
Email:	****

with a copy (which shall not constitute actual or constructive notice) to:

White & Case
16th Floor, York House
The Landmark
15 Queen’s Road Central
Hong Kong
Attn:	****
Email:	****

(b)	If to Axislink or to the Purchaser Group, to:

Boeingavenue 241 A
1119PD Schiphol-Rijk
The Netherlands
Attn:	****
Email:	****

with a copy (which shall not constitute actual or constructive notice) to:

White & Case
16th Floor, York House
The Landmark
15 Queen’s Road Central
Hong Kong
Attn:	****
Email:	****

(c)	If to Lovely Peach, to:

1503, Level 15, International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong
Attn:	****
Email:	****

with a copy (which shall not constitute actual or constructive notice) to:

White & Case
16th Floor, York House
The Landmark
15 Queen’s Road Central
Hong Kong
Attn:	****
Email:	****

(d)         If to the Purchaser Group, to each Purchaser as specified in Section 5.02(a), Section 5.02(b) and Section 5.02(c) above.

(e)          If to the Company, to:

Carparts.com, Inc.
2050 W. 190th Street, Suite 400
Torrance, CA 90504
Attn:	****
Email:	****

with a copy (which will not constitute actual or constructive notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:	****
Email:	****

Section 5.03         Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, together with the other Transaction Agreements, sets forth the entire agreement between the parties hereto with respect to the Transactions, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that Section 5.12 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.04        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic signature will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.05         Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by either the Purchasers (or any of their Affiliates) or the Company (or any Affiliate of the Company) without the prior written approval of the other party, such approval not to be unreasonably withheld, conditioned or delayed, unless required by Law or the rules any applicable stock exchange (based on the advice of counsel) in which case the other Party shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication to the extent practicable under the circumstances. The Company may issue one or more press releases (which the Company shall provide to the Purchaser Group prior to issuance, distribution or publication and will consider the Purchaser Group’s reasonable comments) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 5.06         Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

Section 5.07         Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and each Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor any Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of Law or otherwise, and any assignment by the Company or any Purchaser in contravention hereof shall be null and void; provided, further, that each Purchaser may, without the Company’s consent, assign its rights (but only with all related obligations) under this Agreement to one or more of its Affiliates, any other Purchaser or any Affiliates of such other Purchasers, provided that any such party agrees with the Company in writing to be bound by the applicable terms of this Agreement.

Section 5.08          Governing Law; Jurisdiction.

(a)         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

(b)        Any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, shall be resolved exclusively by binding arbitration administered in accordance with the Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”). The number of arbitrators shall be three (3), one (1) of whom shall be nominated by each of the Company and the Purchaser Group, in each case to be nominated within twenty (20) Business Days of the date on which the application is made to JAMS. If either of the Company or the Purchaser Group shall fail within the designated time period to select an arbitrator, then the arbitrator to be so selected shall be selected promptly by JAMS. The two (2) persons so selected as arbitrators shall select a third arbitrator within ten (10) Business Days of their appointment, and this arbitrator shall preside over the arbitration. If the two (2) initially selected arbitrators are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be selected promptly by JAMS. Each arbitrator selected shall be fluent in English, shall be a practicing lawyer or retired judge, and shall have experience relating to agreements similar to this Agreement and governed by Delaware law. The place of arbitration shall be San Francisco, California, and the language of the arbitration shall be English. The arbitral award shall be in writing, and shall be final and binding on the parties concerned, other than appeals available under applicable law and the arbitral award may be entered in any court of competent jurisdiction. The arbitrators shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction.

Section 5.09      Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 5.10         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in Law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. For the avoidance of doubt, nothing in this Section 5.10 shall limit either party’s right to seek and obtain equitable relief (including specific performance) to compel the other party to consummate the transactions contemplated by this Agreement or to perform any of its obligations hereunder. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each party further agrees that the other party shall be entitled to such equitable remedies without the need to provide actual damages. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.11        Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 5.12        Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, and except for the obligations applicable any Purchaser Affiliates, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

CARPARTS.COM, INC.

By:	/s/ David Meniane
Name: David Meniane
Title: CEO

INTERNATIONAL AUTO PARTS (CAYMAN) LIMITED

By:	/s/ XIE Hongxing
Name: XIE Hongxing
Title: CEO

AXISLINK HOLDING B.V.

By:	/s/ Pengjun Luo
Name: Pengjun Luo
Title: Director

LOVELY PEACH LIMITED

By:	/s/ William Hsu
Name: William Hsu
Title: Director

[Signature Page to Purchase Agreement]